Exhibit 99.01

FOR IMMEDIATE RELEASE

CannaSys, Inc. Partners with O.penVAPE to Launch New Loyalty Platform

Innovative Incentive Platform Uniquely Rewards Both Shoppers and Retail Staff across 1,000 Store Network

Denver, CO—December 22, 2015—CannaSys, Inc. (“CannaSys”) (OTCQB: MJTK), a leading technology solutions, branding, and marketing company for the cannabis industry, announced today that it has formed a partnership with O.penVAPE, one of the cannabis industry’s leading brand and vaporizer product distribution company.

The new partnership has developed the cannabis industry’s first technology-driven incentive platform for “budtenders,” the primary connection between consumers and regulated cannabis retailers in the medical and recreational cannabis industry. The platform, based on iOS and Android mobile apps, rewards loyal consumers, engages budtenders with performance-based incentive programs, and provides both stores and brands with real-time visibility of sales activity across O.penVAPE’s extended retail network.

O.penVAPE will pilot the initial incentive platform, “O.penREWARDS,” in the Denver, Colorado market beginning in 2016. Following the pilot period, O.penVAPE and CannaSys will roll out the program nationwide.

Because of the platform’s potential to revolutionize the way consumer products are bought and sold across multiple retail settings, CannaSys and O.penVAPE plan to jointly patent this new technology and explore new market opportunities both within and outside the cannabis industry.

“Our business has grown rapidly thanks to the customers and stores who are loyal to our brand, and we recognize that shoppers are motivated by loyalty programs more than ever,” stated O.penVAPE Chief Operating Officer Jeremy Heidl. "We wanted to design an experience-based incentive program that not only rewarded our valued customers, but also enhanced our engagement with all parties across our sales channels. Our O.penREWARDS solution, developed jointly with Cannasys, incentivizes our retail partners and the budtenders who have helped make us the leading brand in the cannabis industry."

As part of the new partnership, O.penVAPE will introduce CannaSys’s store-focused loyalty and incentive solution, “BumpUp Rewards,” into its extensive distribution network consisting of more than 1,000 retail stores.

“We are extremely proud of the relationship we have developed with O.penVAPE, one of the industry’s leading innovators,” commented Michael Tew, CannaSys’s CEO. “This new partnership not only further solidifies CannaSys’s leading technological capabilities, but also enhances its distribution reach and ability to execute on its long-term plan to create shareholder value.”

About CannaSys, Inc.
CannaSys is a leading technology solutions provider to the regulated cannabis industry. Its core products are delivered software as a service to facilitate point-of-purchase transactions, customer relationship marketing solutions, and cannabis laboratory information management systems. CannaSys plans to develop, acquire, and build partnerships in order to bring additional solutions to market in both established and developing medical and recreational cannabis states. For further information, please visit www.cannasys.com.

About O.Pen Vape
Denver-based O.penVAPE is the leader in cannabis extraction technology and is the leading national cannabis brand, currently operating in nine states. O.penVAPE distributes products through a network of affiliates licensed to sell O.penVAPE cannabis oil-filled cartridges, vaporizer devices, and related products. O.penVAPE's scientific approach and committed employees help to ensure product safety and compliance with all rules and regulations in states where cannabis is legal. O.penVAPE supports consumer education regarding the responsible use of cannabis. Visit www.openvape.comfor more information.

FORWARD-LOOKING STATEMENTS
This release includes forward-looking statements. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, continued acceptance of CannaSys’s products, increased levels of competition for CannaSys, new products and technological changes, CannaSys's dependence on third-party suppliers, and other risks detailed from time to time in CannaSys's periodic reports filed with the Securities and Exchange Commission.

Contact:
CannaSys, Inc.
Michael A. Tew
Chief Executive Officer
Tel: 800.420.4866 x100
Email: michael.tew@cannasys.com
Web: www.cannasys.com